Exhibit 99.1
Web Posted: 05/13/2009 12:00 CDT
TXCO nearing bankruptcy

By Vicki Vaughan - Express-News

San Antonio-based TXCO Resources Inc. is drawing closer to filing for bankruptcy protection, as the company may not have sufficient time to raise cash by selling assets or to sell the company outright, its chairman and CEO said Tuesday.

TXCO, an oil and gas exploration and production company, has been in a cash crunch since last year, when it launched a costly drilling program that was followed by a collapse of oil and gas prices. By March, TXCO said it didn't have enough cash to meet its needs and couldn't pay its vendors.

"There are companies that are ready to talk to us about buying portions of our acreage block or even the whole company," TXCO Chairman and CEO Jim Sigmon said Tuesday. "But that takes time, and in the meantime, our financial situation is deteriorating. We may not have enough time to stay outside of bankruptcy."

But the company's assets, Sigmon said, "will help us get through bankruptcy if we have to go that route."

TXCO said in mid-March that bankruptcy could be an option.

Also Tuesday, TXCO said it laid off three top executives, including its chief financial officer, in a cost-cutting move. TXCO has laid off more than 30 percent of its work force, leaving about 50 employees at its San Antonio office and an auxiliary office in Houston, Sigmon said.

The layoffs included Vice President and Chief Financial Officer Mark Stark, Vice President and Chief Operating Officer James Bookout and Vice President of capital markets Roberto Thomae.

TXCO also said it terminated the services of nine consultants who worked almost exclusively for the company.

TXCO told regulators Tuesday that it cannot file its quarterly report in a timely manner, but it provided preliminary results, saying it expects to report a loss of $40 million compared with profit of $3.3 million for the first quarter of 2008.

The company expects revenue in the quarter to have fallen by 52 percent, to $15.6 million, compared with $32.3 million for the year-earlier period.

TXCO "is between a rock and a hard place," said senior analyst Chris Pikul of Morgan Keegan & Co. in Denver.

A Chapter 11 bankruptcy reorganization "may serve to protect the common stockholders and give the company some breathing room and time to market its assets," Pikul said.

TXCO could sell some of its acreage outright or sell an interest in it, the analyst said. "It's a question of how much money they can bring in to make everybody happy," Pikul said.

TXCO's land includes 350,000 acres in the Maverick Basin of West Texas, a promising area and one where TXCO was a pioneer, Pikul said. "The acreage is easily worth $500 an acre — and that's $175 million. That would a long way to getting them out of a hole."

TXCO's stock closed Tuesday at 64 cents a share, down 1 cent, in Nasdaq trading.

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